SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

May 23, 2005

Bestway, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-08568	81-0332743
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7800 Stemmons Freeway, Suite 320

Dallas, Texas 75247

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code:

214-630-6655

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Bestway, Inc., a Delaware corporation (the “Company”) held its Annual Meeting of Stockholders on May 23, 2005 at 8:00 a.m. Dallas time, at which time the stockholders voted in favor of a reverse stock split of the outstanding shares of the Company’s common stock (the “Common Stock”) in a ratio of 1-for-100 (the “Reverse Stock Split”), immediately followed by a forward stock split of the outstanding shares of the Company’s Common Stock in a ratio of 100-for-1 (the “Forward Stock Split” and together with the Reverse Stock Split, the “Reverse/Forward Stock Splits”). The proposal passed with a majority vote of the holders of the outstanding shares of the Company’s common stock. The aggregate number of shares of common stock represented in person or by proxy at the Annual Meeting represented 94.7% of the 1,791,917 issued and outstanding shares of Common Stock and constituted a quorum for the transaction of business.

The Reverse/Forward Stock Splits became effective, upon the filing of a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation on May 24, 2005 with the Delaware Secretary of State. Each stockholder holding less than 100 shares of Common Stock immediately prior to the effectiveness of the Reverse Stock Split became entitled to receive $13.00 per share of Common Stock for each share of Common Stock held prior to the Reverse Stock Split. The number of shares of Common Stock held by each stockholder holding more than 100 shares of Common Stock prior to the Reverse Stock Split remains unchanged after the consummation of the Reverse/Forward Stock Splits. The Company’s exchange agent will send a letter of transmittal to the cashed out stockholders with instructions for exchanging their Common Stock certificates for cash.

As a result of the Reverse/Forward Stock Splits, the Company has fewer than 300 record holders of its common stock, permitting the Company to terminate the registration of its common stock with the Securities and Exchange Commission under the Securities Act of 1934, as amended. Concurrently with the filing of this Form 8-K, the Company is filing for termination of such registration.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BESTWAY, INC.

By:	/s/ Beth A. Durrett
Beth A. Durrett, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer and duly authorized to sign on behalf of the registrant)

Date: May 26, 2005